FOR IMMEDIATE RELEASE
May 8, 2025

Genesis Energy, L.P. Reports First Quarter 2025 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results.
We generated the following financial results for the first quarter of 2025:

•Net Loss Attributable to Genesis Energy, L.P. of $469.1 million for the first quarter of 2025 compared to Net Income Attributable to Genesis Energy, L.P. of $11.4 million for the same period in 2024.

•Cash Flows from Operating Activities of $24.8 million for the first quarter of 2025 compared to $125.9 million for the same period in 2024.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $19.9 million (of which $5.1 million was paid in March 2025) and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $20.3 million for the first quarter of 2025, which provided 1.01X coverage for the quarterly distribution of $0.165 per common unit attributable to the first quarter.

•Total Segment Margin of $121.4 million for the first quarter of 2025.

•Adjusted EBITDA of $131.7 million for the first quarter of 2025.

•Adjusted Consolidated EBITDA of $555.4 million for the trailing twelve months ended March 31, 2025 and a bank leverage ratio of 5.49X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “The first quarter of 2025 was indeed a busy and successful quarter for Genesis as we exited our soda ash business and used the net proceeds from the sale to simplify our balance sheet and significantly reduce our cost of capital. While the results from our remaining businesses during the quarter came in slightly below our original expectations, I am happy to report we have successfully reached our targeted inflection point where our capital-intensive growth projects in the Gulf of America are all but complete and paid for, and we are now in a position to generate cash in excess of the ongoing cash costs of running our businesses.

For those who might have missed it, in early March we announced that we had closed the sale of our soda ash business to an indirect affiliate of WE Soda Ltd for an implied enterprise value of $1.425 billion, inclusive of working capital at closing. The ORRI bonds, with approximately $413 million outstanding as of the transaction date, remained an ongoing obligation of the purchaser which allowed Genesis to receive approximately $1.0 billion in cash after our associated transaction costs and expenses. We used the net proceeds to pay our senior secured revolving credit facility to zero, call and redeem our remaining 8.0% senior unsecured notes due 2027 and repurchase $250 million of our Class A Convertible Preferred Units. These actions, combined with the cash savings of approximately $37 million of annual principal and interest payments due under the ORRI bonds, allowed us to reduce the annual cash cost on the capital underlying our remaining businesses by more than $120 million annually. When combined with the $70-$80 million of capital we were spending to maintain the soda ash business each year, we have cumulatively been able to reduce the ongoing cash cost of running our business to some $425 - $450 million per year.

Turning to our offshore expansion projects, I can now report that the Shenandoah production facility was successfully moored to the sea floor at its intended location in the Gulf of America in April. We anticipate commissioning our new SYNC pipeline towards the end of this month and expect volumes from Shenandoah to begin sometime in June and ramp over the subsequent few months, if not quicker. Salamanca, which is running about 4 to 6 weeks behind Shenandoah, primarily due to utilizing the same transportation and installation support vessels, left Ingleside, Texas on April 22nd and is anticipated to arrive at its final location any day now. Upon its arrival, the operator will finalize their connection to our existing SEKCO pipeline in advance of first oil in the third quarter. Similar to Shenandoah, we expect production from Salamanca to ramp over the subsequent few months, if not quicker, and be an integral part of the Genesis growth story moving forward.

With the imminent startup of these two new upstream developments, the strategic actions we took this past quarter with the sale of the soda ash business and the absence of any significant future growth capital expenditures, Genesis is increasingly well positioned to create long-term value for all of our stakeholders. With our nearest unsecured maturity not until early 2028, more than two and a half years away, the partnership has significant financial flexibility and more than adequate liquidity to allocate this anticipated cash flow towards an all of the above approach, including continuing to redeem our high-cost corporate preferred units, paying down absolute amounts of debt as well as considering increased distributions to our common unitholders in future quarters.

With that, I will briefly discuss our individual business segments in more detail.

In our offshore pipeline transportation segment, we continue to be negatively impacted by ongoing producer-related mechanical issues that are still affecting a number of wells at three of the major fields attached to our pipeline infrastructure. We remain in active communication with our producer customers and are encouraged they all have deepwater drilling rigs on location that are actively working to remediate these impacted wells in conjunction with drilling new development wells that will be tied into these existing production facilities. As we sit here today, I am happy to report that the volumes from these impacted fields as we exited the first quarter were greater than what we saw exiting last year. Based on recent conversations with the operators, we reasonably expect to see this upward trend continue in the coming months, with the expectation of being back at, or near, expected volume levels as we exit the second quarter, but most certainly by the end of the third quarter.

As we look ahead, we now have pre-built capacity available on both our new SYNC pipeline and our recently expanded CHOPS pipeline system to attract additional volumes. We continue to have robust commercial discussions with multiple additional in-field, sub-sea and/or secondary recovery development opportunities that could turn to additional volumes over the next few years, all of which have been identified but not fully sanctioned by the producers and operators involved. To the extent we are successful in attracting any of these new volumes to this available capacity, we will be able to add significant additional offshore pipeline transportation Segment Margin in the coming years without having to spend any growth capital. The combination of these two new developments coming on-line in the near future, the restoration of the impacted high margin volumes, and the opportunity to add additional new volumes without having to spend any additional growth capital, should all combine to deliver sequentially increasing results from our offshore pipeline transportation segment in the coming years.

Our marine transportation segment continued to perform as expected through the first quarter. Market dynamics remain constructive, with little to no new net supply additions of Jones Act tonnage as most of the new barge construction is being built to replace older equipment that has been or will be retired in the near future. Against this backdrop, demand has remained relatively stable, resulting in high utilization levels and steady to increasing day rates across our fleet. We continue to monitor refinery utilization rates in both PADD II & PADD III as they remain the primary drivers of activity levels in our inland or brown water fleet. Activity levels in our offshore or blue water fleet continue to be supported by the steady demand to move refined products from the Gulf Coast to undersupplied markets along the Mid-Atlantic and East coast. We continue to maintain a constructive outlook for our marine transportation segment over the near- to- medium term and believe our mix of term and spot business amongst our inland and offshore fleets, combined with the long-term contract of the American Phoenix, should provide for steady to increasing financial results from our marine transportation segment in the quarters and years ahead.

The onshore transportation and services segment, which includes our legacy refinery services business and our previously reported onshore facilities and transportation segment, performed in line with our expectations during the quarter. We continue to expect to see steady volumes across our onshore pipeline systems along with a marginal increase in volumes through our onshore terminals in both Texas City, Texas and Raceland, Louisiana as new volumes come on-line from both Shenandoah and Salamanca in the second half of the year. Our legacy refinery service business performed in-line with expectations as we saw steady operating performance by our host refineries during the first quarter.

Touching quickly on the remainder of the year. Given the current market backdrop, the expected step change anticipated in our offshore pipeline transportation segment and steady performance from our other two segments, we would reasonably expect to be able to generate Adjusted EBITDA(1) in 2025 in the range of $545 - $575 million. The variability in the range is primarily driven by the timing around the resolution of the mechanical issues at the impacted offshore fields and the rate at which Shenandoah and Salamanca actually ramp to their anticipated production levels.

Given recent equity and bond market volatility, I wanted to reassure our investors that we do not anticipate seeing any significant, much less material, impact from proposed or increased tariffs, slowing economic activity, relatively low oil prices or other current macro-economic headwinds. Our big offshore capital projects, where we did in fact source certain materials internationally, are behind us. We believe it would take a significant, and lasting, slowdown in the domestic economy to affect the demand for Jones Act tonnage to the point of loosening the market fundamentals in the marine transportation business, especially given the continuing retirement of older vessels and virtually no new construction. We do not anticipate any significant effects on our onshore transportation and services businesses, and even if there were, it is such a small part of our business that any potential drag would be de minimus relative to our consolidated financial performance.

Most importantly, we do not believe the recent fluctuations in commodity prices will have any impact, whatsoever, on the activity levels of our producer customers in the Gulf of America. Deepwater developments are capital intensive and are designed to produce for twenty, thirty or forty plus years. Investment decisions are not made on the next twelve-month strip of oil prices. Once the billions of dollars have been spent, the producers are incentivized to maximize production, given the relatively low marginal lifting costs when measured against the fixed or sunk costs. We have seen time and time again that producers in the Gulf of America have not significantly modified or altered their ongoing activity levels, outside of potentially adjusting the timing of some pre-planned maintenance schedules, in response to short-term changes in commodity prices. There is absolutely no reason to expect this time to be any different. Regardless of short-term macro headwinds, it is inconceivable that oil prices are going to stay at $50 to $60 per barrel for the next thirty or forty years, and therefore we believe the future in the deepwater Gulf of America remains exciting.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. We are excited about refocusing our efforts on our core midstream business and could not be more encouraged with what lies ahead for the partnership in this next exciting chapter in our lifecycle. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”
(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Segment Margin
In the first quarter of 2025, we reorganized our operating segments as a result of the way our chief operating decision maker (our Chief Executive Officer) evaluates the performance of operations, develops strategy and allocates resources, including capital. Our sulfur services business, formerly reported under our Soda and Sulfur Services reporting segment with our trona and trona-based exploring, mining, processing, producing, marketing, logistics and selling business based in Wyoming (the “Alkali Business”), is now reported under our onshore transportation and services reporting segment along with our previously reported onshore facilities and transportation segment. As a result of this change, we now manage our businesses through the following three divisions that constitute our reportable segments:
•Offshore pipeline transportation, which includes the transportation and processing of crude oil and natural gas in the Gulf of America;
•Marine transportation to provide waterborne transportation of petroleum products (primarily fuel oil, asphalt and other heavy refined products) and crude oil throughout North America; and
•Onshore transportation and services, which includes terminaling, blending, storing, marketing, and transporting crude oil and petroleum products, as well as the processing of high sulfur (or “sour”) gas streams for refineries to remove the sulfur, and selling the related by-product, sodium hydrosulfide (or “NaHS,” commonly pronounced “nash”).
Variances between the first quarter of 2025 (the “2025 Quarter”) and the first quarter of 2024 (the “2024 Quarter”) in these components are explained below.
Segment Margin results for the 2025 Quarter and 2024 Quarter were as follows:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Offshore pipeline transportation	$76,548	$97,806
Marine transportation	30,021	31,363
Onshore transportation and services	14,826	18,098
Total Segment Margin	$121,395	$147,267

Offshore pipeline transportation Segment Margin for the 2025 Quarter decreased $21.3 million, or 22%, from the 2024 Quarter primarily due to several factors including: (i) an economic step-down in the rate on a certain existing life-of-lease transportation dedication; (ii) producer underperformance at several of the major fields attached to our pipeline infrastructure; and (iii) an increase in our operating costs. At the beginning of the third quarter of 2024, we reached the 10-year anniversary of a certain existing life-of-lease transportation dedication, which resulted in the contractual economic step-down of the associated transportation rate. In addition, there was an increase in producer downtime in the 2025 Quarter relative to the 2024 Quarter as a result of several wells being shut in due to certain sub-sea operational and technical challenges first encountered in the third quarter of 2024. The production from these wells impacted our results as they are molecules that we touch multiple times throughout our oil and natural gas pipeline infrastructure. Based on discussions with the producers from these impacted fields, the remediation work is nearing completion, and we expect a return to more normalized production rates from these fields by the third quarter of 2025. Outside of these issues, activity in and around our Gulf of America asset base continues to be robust, including incremental in-field drilling at existing fields that tie into our infrastructure, and first oil from new developments such as Salamanca and Shenandoah, which is expected in mid-2025.
Marine transportation Segment Margin for the 2025 Quarter decreased $1.3 million, or 4%, from the 2024 Quarter. We experienced slightly lower utilization rates during the 2025 Quarter in our inland barge service as a result of a temporary decline in refinery utilization during the first half of the period which recovered by the time we exited the 2025 Quarter. We expect demand for our service to remain strong throughout at least the remainder of 2025 as a result of the continued lack of new supply of similar type vessels (primarily due to higher construction costs and long lead times for construction) as well as the retirement of older vessels in the market. This slight decline was partially offset by a contractual rate increase on our M/T American Phoenix during the 2025 Quarter.

Onshore transportation and services Segment Margin for the 2025 Quarter decreased $3.3 million, or 18%, from the 2024 Quarter primarily due to lower NaHS and caustic soda sales volumes and an overall decrease in volumes on our onshore crude oil pipeline systems. This decrease was partially offset by an increase in the rail unload volumes at our Scenic Station facility in the 2025 Quarter.
Other Components of Net Income (Loss)
We reported Net Loss from Continuing Operations of $36.6 million in the 2025 Quarter compared to Net Income from Continuing Operations of $11.4 million in the 2024 Quarter.
Net Loss from Continuing Operations in the 2025 Quarter was impacted by: (i) an increase in general and administrative expenses of $25.9 million primarily related to transaction costs associated with the sale of the Alkali Business during the 2025 Quarter; (ii) an increase in interest expense, net, of $7.7 million; (iii) an increase in depreciation and amortization of $6.8 million; and (iv) a decrease in equity in earnings from our equity investments of $3.9 million.
We reported Net Loss from Discontinued Operations, net of tax of $423.7 million during the 2025 Quarter compared to Net Income from Discontinued Operations, net of tax of $7.6 million during the 2024 Quarter. Net Loss from Discontinued Operations, net of tax in the 2025 Quarter was impacted by a loss from the sale of the Alkali Business reported in the period.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, May 8, 2025, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf of America and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended March 31,
	2025	2024
REVENUES	$398,311	$434,447

COSTS AND EXPENSES:
Costs of sales and operating expenses	279,525	312,301
General and administrative expenses	40,642	14,700
Depreciation and amortization	56,171	49,391
OPERATING INCOME	21,973	58,055
Equity in earnings of equity investees	12,492	16,441
Interest expense, net	(70,038)	(62,334)
Other expense	(844)	—
Income (loss) from operations before income taxes	(36,417)	12,162
Income tax expense	(144)	(809)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(36,561)	11,353
Income from discontinued operations, net of tax	8,448	7,603
Loss from disposal of discontinued operations	(432,193)	—
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(423,745)	7,603
NET INCOME (LOSS)	(460,306)	18,956
Net income attributable to noncontrolling interests	(8,769)	(7,603)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(469,075)	$11,353
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(28,402)	(21,894)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(497,477)	$(10,541)
NET INCOME (LOSS) PER COMMON UNIT:
Net loss from continuing operations per common unit - Basic and Diluted	$(0.60)	$(0.15)
Net income (loss) from discontinued operations per common unit - Basic and Diluted	(3.46)	0.06
Net loss per common unit - Basic and Diluted	$(4.06)	$(0.09)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,464,318

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2025	2024
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	312,976	298,313
Poseidon(1)	244,323	291,922
Odyssey(1)	63,738	63,697
GOPL	1,682	2,358
Offshore crude oil pipelines total	622,719	656,290

Natural gas transportation volumes (MMBtus/day)(1)	401,764	407,556

Marine Transportation Segment
Inland Fleet Utilization Percentage(2)	93.6%	100.0%
Offshore Fleet Utilization Percentage(2)	96.2%	99.2%

Onshore Transportation and Services Segment
Crude oil pipelines (barrels/day):
Texas(3)	61,924	84,617
Jay	4,328	5,461
Mississippi	1,189	2,812
Louisiana(4)	38,173	72,856
Onshore crude oil pipelines total	105,614	165,746

Crude oil product sales (barrels/day)	19,968	23,437
Rail unload volumes (barrels/day)	20,492	1,240

NaHS volumes (Dry short tons “DST”)	25,873	29,037
NaOH (caustic soda) volumes (DST sold)	8,545	10,358
(1)As of March 31, 2025 and 2024, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS pipeline.
(4)Total daily volumes for the three months ended March 31, 2025 and March 31, 2024 include 18,609 and 30,176 Bbls/day, respectively, of intermediate refined products and 19,564 and 41,849 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$377,360	$7,352
Accounts receivable - trade, net	498,179	479,504
Inventories	38,070	37,782
Other	23,725	18,789
Current assets held for discontinued operations	—	368,307
Total current assets	937,334	911,734
Fixed assets, net of accumulated depreciation	3,535,877	3,539,886
Equity investees	234,276	240,368
Intangible assets, net of amortization	82,916	85,287
Goodwill	301,959	301,959
Right of use assets, net	64,516	65,739
Other assets	54,981	53,606
Non-current assets held for discontinued operations	—	1,839,113
Total assets	$5,211,859	$7,037,692

LIABILITIES AND CAPITAL
Accounts payable - trade	$401,875	$388,245
Accrued liabilities	231,095	254,202
Current liabilities held for discontinued operations	—	216,308
Total current liabilities	632,970	858,755
Senior secured credit facility	—	291,000
Senior unsecured notes, net of debt issuance costs, discount and premium	3,439,113	3,436,860
Deferred tax liabilities	16,719	16,575
Other long-term liabilities	382,925	389,161
Long-term liabilities held for discontinued operations	—	529,558
Total liabilities	4,471,727	5,521,909
Mezzanine capital:
Class A Convertible Preferred Units	552,523	813,589
Partners’ capital (deficit):
Common unitholders	(237,793)	279,891
Accumulated other comprehensive income	—	9,486
Noncontrolling interests	425,402	412,817
Total partners’ capital	187,609	702,194
Total liabilities, mezzanine capital and partners’ capital	$5,211,859	$7,037,692

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2025	2024
Net income (loss) from operations before income taxes	$(36,417)	$12,162
Net income attributable to noncontrolling interests	(8,769)	(7,603)
Corporate general and administrative expenses	41,676	15,211
Depreciation, amortization and accretion	59,011	52,163
Interest expense, net	70,038	62,334
Adjustment to include distributable cash generated by equity investees not included in income and exclude equity in investees net income(1)	6,092	6,808
Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(71)	247
Other non-cash items	(2,722)	(2,127)
Loss on extinguishment of debt	844	—
Differences in timing of cash receipts for certain contractual arrangements(2)	(8,287)	8,072
Segment Margin(3)	$121,395	$147,267
(1)Includes distributions attributable to the quarter and received during or promptly following such quarter.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts.
(3)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2025	2024
Net income (loss) attributable to Genesis Energy, L.P.	$(469,075)	$11,353
Interest expense, net	70,038	62,334
Income tax expense	144	809
Depreciation, amortization and accretion	59,011	52,163
Loss from disposal of discontinued operations	432,193	—
Interest expense and income tax expense from discontinued operations, net	4,195	6,400
Other non-cash items from discontinued operations, net(1)	15,584	18,990
EBITDA	112,090	152,049
Plus (minus) Select Items, net(2)	19,589	11,027
Adjusted EBITDA(3)	131,679	163,076
Maintenance capital utilized(4)	(16,900)	(18,100)
Interest expense, net	(70,038)	(62,334)
Cash tax expense	(257)	(300)
Distributions to preferred unitholders(5)	(19,942)	(21,894)
Interest expense and income tax expense from discontinued operations, net	(4,195)	(6,400)
Available Cash before Reserves(6)	$20,347	$54,048
(1)Includes non-cash items such as depreciation, depletion and amortization and unrealized gains or losses on derivative transactions, amongst other items attributable to discontinued operations.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures in the 2025 Quarter and 2024 Quarter were $22.6 million and $15.1 million, respectively, which excludes maintenance capital expenditures of $4.6 million and $11.4 million, respectively, associated with the Alkali Business that was sold on February 28, 2025. Our continuing maintenance capital expenditures are principally associated with our marine transportation business.
(5)Distributions to preferred unitholders attributable to the 2025 Quarter are payable on May 15, 2025 (with the exception of $5.1 million, which were paid in March 2025) to unitholders of record at close of business on April 30, 2025.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities	$24,805	$125,921
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net(1)	74,217	68,734
Amortization and write-off of debt issuance costs, premium and discount	(3,857)	(2,884)
Effects from equity method investees not included in operating cash flows	6,152	7,680
Net effect of changes in components of operating assets and liabilities	32,368	(28,473)
Non-cash effect of long-term incentive compensation plans	(2,485)	(4,315)
Expenses related to business development activities and growth projects	25,208	23
Differences in timing of cash receipts for certain contractual arrangements(2)	(8,287)	8,072
Other items, net(3)	(16,442)	(11,682)
Adjusted EBITDA(4)	$131,679	$163,076
(1)Includes interest expense, net of $70.0 million from continuing operations and $4.2 million from discontinued operations for the 2025 Quarter, and interest expense, net of $62.3 million from continuing operations and $6.4 million from discontinued operations for the 2024 Quarter.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(4)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

March 31, 2025
Senior secured credit facility	$—
Senior unsecured notes, net of debt issuance costs, discount and premium	3,439,113
Less: Outstanding inventory financing sublimit borrowings	(10,700)
Less: Cash and cash equivalents	(377,028)
Adjusted Debt(1)	$3,051,385

Pro Forma LTM
March 31, 2025
Consolidated EBITDA (per our senior secured credit facility)	$552,508
Consolidated EBITDA adjustments(2)	2,929
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$555,437

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.49X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects. For any material organic growth project not yet completed or in-service, the EBITDA Adjustment is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. Additionally, it includes the pro forma adjustments to Adjusted Consolidated EBITDA (using historical amounts in the test period) associated with the sale of the Alkali Business. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, liquidity and capital expenditures, anticipated benefits from the sale of our Alkali Business, distributions to our unitholders, the timing and anticipated benefits of the Shenandoah and Salamanca developments, production rates or volumes, the expected performance of our offshore assets and other projects and business segments, the impact of proposed or increased tariffs or lower commodity prices on our business, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, increased tariffs and proposed tariffs, taxes, duties and similar matters affecting international trade, a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine, the Israel and Hamas war and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, commissioning and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A Convertible Preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not to make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended March 31,
		2025	2024
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(8,287)	$8,072
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(71)	247
	Loss on debt extinguishment	844	—
	Adjustment regarding equity investees(2)	6,092	6,808
	Other	(2,722)	(2,127)
	Sub-total Select Items, net(3)	(4,144)	13,000
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	25,208	23
	Other	(1,475)	(1,996)
	Total Select Items, net(4)	$19,589	$11,027
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536